Exhibit 10.4

FINAL FORM

[FORM OF] LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is entered into as of May 1, 2021, by and among Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), and the undersigned person[s] ([collectively,] the “Holder”). Each of the Company and the Holder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), and Rhine Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), are entering into that certain Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement contemplates that, on the terms and subject to the conditions therein, (a) on the Closing Date prior to the Closing, the Company will consummate the Company Pre-Closing Steps and (b) on the Closing Date promptly following consummation of the Company Pre-Closing Steps, Merger Sub will merge with and into MAAC, with MAAC as the surviving corporation in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of the Company;

WHEREAS, the Holder is, as of the date hereof, a holder of Company Pre-Closing Common Shares, MAAC Warrants and/or Company Equity Awards, as applicable;

WHEREAS, in connection with the consummation of the transactions contemplated by the Business Combination Agreement, the Holder will be, as of immediately following the Effective Time, a holder of Company Post-Closing Common Shares, Company Warrants, Adjusted Options, Adjusted RSU Awards and/or Adjusted CVAR Awards, as applicable;

[WHEREAS, concurrently with the execution of this Agreement, the Company, the Holder and certain other Persons are entering into that certain Sponsor Support Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Support Agreement”);]1

WHEREAS, in consideration for the benefits to be received by the Holder under the terms of the Business Combination Agreement and as a material inducement to the Company and MAAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Holder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

[1]	To be included for the MAAC Sponsor.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1.              Lock-Up Provisions.

(a)           [For the applicable Lock-Up Period (as defined below), notwithstanding anything to the contrary set forth in the Company’s bye-laws or any other agreement, except as set forth herein, the Holder shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, (a) any Company Post-Closing Common Shares that are outstanding and owned by the Holder immediately following the Effective Time (the “Covered Common Shares”) or (b) any securities that are outstanding and owned by the Holder immediately following the Effective Time that are convertible into or exercisable or exchangeable (directly or indirectly) for Company Post-Closing Common Shares (including, without limitation, Company Post-Closing Common Shares or other securities that may be issued after the Effective Time upon exercise, vesting or settlement, as applicable, of any stock option, restricted stock unit, capped value appreciation right or other equity or equity-based award or interest, including for the avoidance of doubt, Adjusted Options, Adjusted RSU Awards and Adjusted CVAR Awards (the securities described in this clause (b), the “Covered Other Securities” and, together with the Covered Common Shares, the “Covered Securities”)), or (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Covered Securities, in cash or otherwise, and whether any such transaction is made or executed by or on behalf of someone other than the Holder (each, a “Sale Transaction”), in each case, without the prior written consent of the Company. The foregoing limitations shall remain in full force and effect for a period of (A) with respect to 100% of the Covered Securities, six (6) months from and after the Closing Date, (B) with respect to 75% of the Covered Securities (rounded up to the nearest whole share or other security, as the case may be), twelve (12) months from and after the Closing Date and (C) with respect to 50% of the Covered Securities (rounded up to the nearest whole share or other security, as the case may be), thirty-six (36) months from and after the Closing Date (the periods set forth in the foregoing clauses (A) through (C), as applicable, the “Lock-Up Period”), with the percentages set forth in this sentence applying to the aggregate holdings of Covered Securities held by all entities constituting the Holder, and calculated on an aggregated basis. The Company may impose stop-transfer instructions with respect to the Covered Securities subject to the restrictions set forth in this Section 1(a). For the avoidance of doubt, the Covered Securities shall be measured on an as-exercised or as-converted basis, as applicable.]2

[2]	To be included for Holders other than the MAAC Sponsor.

(a)            [For the applicable Lock-Up Period (as defined below), notwithstanding anything to the contrary set forth in the Company’s bye-laws or any other agreement, except as set forth herein, the Holder shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Company Post-Closing Common Shares or Company Warrants (it being understood and agreed that, for purposes of this Agreement, references to “Company Warrants” shall be deemed to include Company Post-Closing Common Shares underlying such Company Warrants), as applicable, that are outstanding and owned by the Holder immediately following the Effective Time (the “Covered Securities”) or (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Covered Securities, in cash or otherwise, and whether any such transaction is made or executed by or on behalf of someone other than the Holder (each, a “Sale Transaction”), in each case, without the prior written consent of the Company. The foregoing limitations shall remain in full force and effect for a period of: (A) with respect to 100% of the Company Post-Closing Common Shares owned by the Holder as of immediately following the Effective Time, six (6) months from and after the Closing Date, (B) with respect to 25% of the Company Post-Closing Common Shares owned by the Holder as of immediately following the Effective Time, the earlier of (I) twelve (12) months following the date on which the applicable Earn-Out Shares (as such term is defined in the Sponsor Support Agreement) vest pursuant to Section 2 of the Sponsor Support Agreement and (II) seventy-two (72) months from and after the Closing Date, (C) with respect to 50% of the Company Post-Closing Common Shares owned by the Holder as of immediately following the Effective Time, thirty-six (36) months from and after the Closing Date, (D) with respect to 100% of the Company Warrants owned by the Holder as of immediately following the Effective Time, six (6) months from and after the Closing Date, (E) with respect to 75% of the Company Warrants owned by the Holder as of immediately following the Effective Time, twelve (12) months from and after the Closing Date and (F) with respect to 50% of the Company Warrants owned by the Holder as of immediately following the Effective Time, thirty-six (36) months from and after the Closing Date (the periods set forth in the foregoing clauses (A) through (F), as applicable, the “Lock-Up Period”). Notwithstanding the foregoing, the Lock-Up Period described in clauses (A), (B) and/or (C) shall apply to Covered Securities that are Company Post-Closing Common Shares (other than the Earn-out Shares), the $15 Earn-Out Shares (as such term is defined in the Sponsor Support Agreement) and the $20 Earn-out Shares (as such term is defined in the Sponsor Support Agreement) in the manner (and in the applicable proportions) set forth on Annex A hereto. The Company may impose stop-transfer instructions with respect to the Covered Securities subject to the restrictions set forth in this Section 1(a). For the avoidance of doubt, (1) any Earn-Out Shares that vest pursuant to the Sponsor Support Agreement shall remain subject to any applicable Lock-Up Period set forth herein and (2) notwithstanding the expiration of any Lock-Up Period with respect to any Earn-Out Shares, such shares shall remain subject to any applicable restrictions set forth in the Sponsor Support Agreement. For the avoidance of doubt, the Covered Securities shall be measured on an as-exercised or as-converted basis, as applicable.]3

[3]	To be included for the MAAC Sponsor.

(b)           The restrictions set forth in Section 1(a) shall not apply to:

(i)            any securities issued to the Holder in connection with a PIPE Subscription Agreement, including any Covered Securities received in exchange for, or converted for, securities acquired pursuant to a PIPE Subscription Agreement;

(ii)           [if the Holder is a party to the Registration Rights Agreement, the sale of any Company Post-Closing Common Shares pursuant to the Holder’s exercise of the piggyback registration rights set forth in, and in accordance with the terms and conditions of, the Registration Rights Agreement, so long as such sale is consummated during the six (6) months from and after the Closing Date;]4

(iii)          a transfer of any or all of the Covered Securities:

(A)        by gift, will, intestate succession or charitable contribution;

(B)         to any Permitted Transferee (as defined below);

(C)         by operation of law or pursuant to a court order or an order of a regulatory agency, such as a qualified domestic relations order, divorce decree or separation agreement;

(D)        to the Company pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any [Covered Other Securities]5 [Company Warrants]6 (provided that any Company Post-Closing Common Shares received by the Holder upon any such exercise will be subject to the terms of Section 1(a));

(E)         [for purposes of satisfying any withholding taxes and/or estimated taxes due as a result of the exercise, vesting or settlement, as applicable, of any Covered Other Securities;]7

(F)          in connection with the Company’s consummation of a liquidation, merger, amalgamation, share exchange, reorganization, tender offer or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property; or

(G)         by pledging, hypothecating or otherwise granting a security interest in Covered Securities in a bona fide transaction to one or more unaffiliated lending institutions as collateral or security for any margin loan and any transfer in the event of foreclosure upon such Covered Securities as a result of a default on such margin loan (so long as any such pledge, hypothecation or grant of security interest shall be on terms consistent with customary margin loans, and the Holder shall provide the Company with written notice prior to entering into such margin loan);

[4]	To be included for Holders other than the Founder, Matthew Gline and the MAAC Sponsor.

[5]	To be included for Holders other than the MAAC Sponsor.

[6]	To be included for the MAAC Sponsor.

[7]	To be included for Holders other than the MAAC Sponsor.

(H)         a sale or other transfer by an Upstream Equity Holder of its direct or indirect common stock or membership, partnership or other equity ownership interest in the Holder (whether or not for consideration);

(I)           [to cover any direct or indirect tax obligations (including satisfying any withholding taxes and/or estimated taxes due as a result of the exercise, vesting or settlement, as applicable, of any securities) that may accrue to the Holder, the Holder’s direct or indirect owners or the Holder’s Permitted Transferees (so long as, in all such transfers pursuant to this clause (I), no more than 5% in the aggregate of the Holder’s Covered Securities are transferred);]8 provided, however, that in the case of any of the foregoing clauses (A), (B) or (C), the transferee in such transfer shall agree in a writing delivered to the Company that the Covered Securities so transferred will thereafter continue be subject to the terms of Section 1(a) unless released earlier in accordance with Section 1(h) of this Agreement; and

(iv)          the establishment or modification of a written plan meeting the requirements of Rule 10b5-1 of the Exchange Act that does not provide for the sale or transfer of Covered Securities during the Lock-Up Period; provided that, to the extent a public announcement or filing under the Exchange Act is required regarding the establishment or modification of such plan, such announcement or filing shall include a statement to the effect that no sales or transfers of Covered Securities may be made under such plan during the Lock-Up Period.

(c)           As used in this Agreement, the term “Permitted Transferee” means: (A) the Holder’s immediate family (which shall mean, with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (B) any entities controlled by, controlling or under common control with the Holder, (C) any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, (D) if the Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (E) if the Holder is an entity, any direct or indirect partners, members or equity holders of the Holder, any affiliate (as defined in Rule 405 promulgated under the Securities Act) or employee of the Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates (including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), and (F) a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under this Agreement. As used in this Agreement, the term “Upstream Equity Holder” means, with respect to the Holder, its direct or indirect stockholders, partners, members or other equity holders.

(d)           The Holder agrees to execute and deliver such other customary agreements as may be reasonably requested by the Company or the managing underwriter in an underwritten transaction that are consistent with this Agreement or that are necessary to give further effect thereto. Any such agreement entered into after the date hereof (i) shall not be more restrictive than this Agreement and (ii) shall include provisions providing for the pro rata release of the Holder’s shares that are consistent with Section 1(h) hereof, unless the Holder agrees otherwise in writing.

[8]	To be included for the MAAC Sponsor.

(e)           If any Sale Transaction is made or attempted contrary to the provisions of this Agreement, such purported Sale Transaction shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the applicable Covered Securities as one of its equity holders for any purpose.

(f)            During the Lock-Up Period, each certificate (if any) or book entry evidencing any Covered Securities owned by the Holder shall be stamped or otherwise imprinted or legended with a legend in substantially the following form, in addition to any other applicable legends:9

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG ROIVANT SCIENCES LTD. (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(g)           For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Covered Securities.

(h)           Any discretionary waiver or any amendment, modification or termination of (i) the restrictions set forth in Section 1(a) of any lock-up agreement entered into on the date hereof by the Company and a holder of its securities and (ii) the lock-up, holdback or similar provisions, agreements or restrictions set forth in the Company’s bye-laws, the Registration Rights Agreement or any other agreement entered into on the date hereof between the Company and a holder of its securities, in each case, shall waive, amend, modify or terminate the provisions of Section 1(a) of this Agreement with respect to the Holder to the same extent and/or in the same aggregate amount, applied pro rata, to release Covered Securities that are subject to the restrictions set forth in clauses (A), (B) or (C) of Section 1(a) of this Agreement, respectively, based on the number of shares held by the Holder that are subject to such restrictions[, but taking into account differences in the restrictions set forth in clause (B) of Section 1(a) of this Agreement with respect to the MAAC Sponsor].10 The Company shall use commercially reasonable efforts to, at least two (2) business days prior to the effective date of any waiver or release pursuant to this Section 1(h), provide written notice to the Holder stating the number of Covered Securities to be released.

[9]	To be confirmed with transfer agent that it can implement these restrictions as a matter of Bermuda law.

[10]	To be included for the MAAC Sponsor.

(i)            In the event the Holder effects a Transfer (as defined in the Transaction Support Agreement entered into by and among the Holder, the Company and MAAC on the date hereof (as applicable, a “Support Agreement”)) of any Company Pre-Closing Common Shares, MAAC Warrants and/or Company Equity Awards, as applicable, in accordance with the terms and conditions of the Support Agreement, the Holder shall cause the transferee of any such Transfer to enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the Holder hereunder) prior and as a condition to the occurrence of such Transfer.

2.             Termination. This Agreement shall be binding upon the Holder upon the Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. This Agreement shall automatically terminate, without any notice or other action by any Party, upon the expiration of all applicable Lock-Up Periods applicable to the Holder; provided that such termination shall not release the Holder from any liability for any breach of this Agreement prior to such termination.

3.             Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to the Company, to:

Roivant Sciences Ltd.
Suite 1, 3rd Floor,
11-12 St. James’s Square,
London SW1Y 4LB,
United Kingdom

Attention:	Matthew Gline
E-mail:	matthew.gline@roivant.com legalnotices@roivant.com

with a copy (which shall not constitute notice) to:

Roivant Sciences, Inc.
151 West 42nd Street, 15th Floor
New York, NY 10036

Attention:	General Counsel
E-mail:	jo.chen@roivant.com

-and-

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	Derek Dostal; Lee Hochbaum; Brian Wolfe
Email:	derek.dostal@davispolk.com; lee.hochbaum@davispolk.com; brian.wolfe@davispolk.com

If to the Holder, to the address on the Holder’s signature page hereto;

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

4.             Entire Agreement. This Agreement [constitutes] [and the Sponsor Support Agreement constitute]11 the entire agreement of the Parties with respect to the subject matter hereof, and supersede[s] all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

5.             Amendments and Waivers; Assignment.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Holder and the Company.

(b)           Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(c)           Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Holder without the Company’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 5 shall be null and void ab initio.

6.             No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

7.             Miscellaneous. Sections 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

[11]	To be included for the MAAC Sponsor.

IN WITNESS WHEREOF, the Parties have executed and delivered this Lock-Up Agreement as of the date first above written.

ROIVANT SCIENCES LTD.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Lock-Up Agreement as of the date first above written.

[HOLDER]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]